Consent of Independent Registered Public Accounting Firm

The Board of Directors
 OmniReliant Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of OmniReliant Holdings, Inc. and subsidiaries of our report dated October 14, 2008, with respect to the consolidated balance sheets of OmniReliant Holdings, Inc. and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for each of the years then ended, which report appears in the June 30, 2008 annual report on Form 10-KSB of OmniReliant Holdings, Inc.

/s/ KBL, LLP
Tampa, Florida
 January 15, 2009